Exhibit 99.1

TVI CORPORATION RECEIVES NASDAQ DELISTING NOTICE;

COMPANY FILES APPEAL TO STAY DELISTING

GLENN DALE, MD – June 9, 2008 – TVI Corporation (NASDAQ: TVIN), an international supplier of military and civilian emergency first responder and first receiver products, personal protection products, quick-erect shelter systems and event shelter and equipment rentals, today announced that on June 3, 2008, it received notification from The NASDAQ Stock Market that the Company remains out of compliance with the $1.00 minimum per share bid requirement for continued listing as set forth in NASDAQ Marketplace Rule 4310(c)(4). As a result, TVI’s securities are subject to delisting from The NASDAQ Capital Market.

In response to the notification, TVI has filed an appeal of the Staff Determination to a NASDAQ Listings Qualification Panel. The appeal request will automatically stay the delisting until the Panel reaches a decision. Pending the decision by the Panel, the Company’s common stock will remain listed under the ticker symbol “TVIN” on the NASDAQ Capital Market. NASDAQ will typically hold a hearing to consider an appeal within 45 days after the appeal is made, and it may take up to 30 days after the hearing to make a decision. At the hearing, TVI intends to present a plan to regain compliance with the minimum bid price requirement in order to maintain its NASDAQ listing. There can be no assurance the Panel will grant the Company’s request for continued listing.

TVI anticipates that its plan will consist of a request for additional time, not to exceed 180 days from June 3, 2008, for the Company to regain compliance without effecting a reverse stock split, provided that if the Company does not achieve compliance by a certain date within this additional time, the Company will effect a reverse split. Under Maryland law, TVI can propose and effect a reverse stock split without obtaining stockholder approval, which means that TVI can effect a reverse stock split without the cost, delay and uncertainty associated with planning and holding a special meeting of stockholders.

“Maintaining our NASDAQ Capital Market listing is important to TVI’s visibility and our strategic plan to turn around the Company while rebuilding long-term sustainable value for shareholders,” said Lt. General Harley A. Hughes, TVI’s President and Chief Executive Officer. “Ensuring compliance with the NASDAQ listing requirements was the principal reason our Board will include the reverse split in the plan if we are unable to otherwise regain listing compliance. We also believe that a higher trading price may allow investment in TVI by institutional investors whose policies restrict them from investing in stocks with share prices below $1.00.”

“We remain confident in our long-term strategy,” Hughes said. “We are encouraged by the progress we have made in recent quarters, particularly on the operational and sales fronts. We continue to anticipate additional contract wins from our target customers in various segments of the military market and an improving operational performance as the year progresses.”

About TVI Corporation

TVI Corporation, headquartered in Glenn Dale, Maryland, is an international supplier of military and civilian emergency first responder and first receiver products, personal protection products and quick-erect shelter systems. These products include powered air-purifying respirators, respiratory filters and quick-erect shelter systems used for decontamination, hospital surge systems and command and control. The users of these products include military and homeland defense/homeland security customers. Through its Signature Special Event Services business, TVI is a leading full-service shelter and equipment rental company serving the government and defense, corporate, sporting and hospitality industries.

The TVI designation is a trademark of TVI Corporation. All other company and product names mentioned above are trade names and/or trademarks of their respective owners. For more information concerning TVI, please visit the Company at: www.tvicorp.com. This reference to the TVI website is an active textual reference and the contents of the site are not part of this press release.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Certain information contained in this press release constitutes forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 and involves expectations, beliefs, plans, intentions or strategies regarding the future. These statements may be identified by the use of forward-looking words or phrases such as “should,” “anticipates,” “believes,” “expects,” “might result,” “estimates” and others. These forward-looking statements are based on information available to TVI as of the date hereof and involve risks and uncertainties and are not guarantees of future performance, as actual results could differ materially from our current expectations. Numerous factors could cause or contribute to such differences, including, but not limited to, those set forth in the Company’s Annual Report to Stockholders, periodic reports, registration statements and other filings made with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date of the press release. We assume no obligation to update any such forward-looking statements, whether as a result of new information, future events or otherwise.

Proxy Information

On May 20, 2008, TVI filed a definitive proxy statement in connection with its 2008 annual meeting of stockholders. TVI stockholders are strongly advised to read TVI’s proxy statement as it contains important information. Stockholders may obtain TVI’s preliminary proxy statement, any amendments or supplements to the proxy statement, and other materials filed by TVI with the Securities and Exchange Commission for free at the Internet website maintained by the Securities and Exchange Commission at www.sec.gov. Copies of the definitive proxy statement and any amendments and supplements to the definitive proxy statement will also be available for free at TVI’s Internet website at www.tvicorp.com or by writing to TVI Corporation, 7100 Holladay Tyler Road, Glenn Dale, MD 20769, Attention: Corporate Secretary. Detailed information regarding the names, affiliations and interests of individuals who are participants in the solicitation of proxies of TVI’s stockholders is available in TVI’s preliminary proxy statement filed with the Securities and Exchange Commission on May 20, 2008.

Contacts:

TVI Corporation

Harley A. Hughes, President and Chief Executive Officer

(301) 352-8800

Sharon Merrill Associates

Jim Buckley, Executive Vice President

(617) 542-5300